Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 23, 2016) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its first fiscal quarter ended July 31, 2016.

Net sales for the first fiscal quarter increased 12% to $258.2 million compared with the same quarter of the prior fiscal year. The Company experienced growth in all channels during the first quarter of fiscal year 2017.

Net income was $21.7 million ($1.32 per diluted share) for the first quarter of the current fiscal year compared with $15.2 million ($0.92 per diluted share) for the first quarter of the prior fiscal year. The Company benefited $0.06 per diluted share from a lower tax rate in the quarter due to the adoption of a new accounting standard that requires companies to reflect the tax benefit from stock-based compensation transactions in their tax rate and earnings per share.

Gross profit for the first quarter of the current fiscal year was 23.0% of net sales compared with 21.7% in the same quarter of the prior year. Gross profit in the current quarter was favorably impacted by higher sales volume, lower labor benefit costs and improved operating efficiency.

Selling, general and administrative costs for the first quarter of the fiscal year 2017 were 10.6% of net sales compared with 11.4% in the same quarter of the prior year. The decrease in the Company’s operating expense ratio was driven by favorable leverage from increased sales, lower display costs and on-going expense control.

The Company generated net cash from operating activities of $32.9 million during the first quarter of fiscal year 2017 compared with $17.7 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability and lower increases in customer receivables. Net cash used by investing activities was $40.6 million during the first quarter of the current fiscal year compared with $15.3 million during the same period of the prior year due to a $35.0 million investment in certificates of deposit which was partially offset by decreased investment in property, plant and equipment. Net cash used by financing activities of $4.3 million increased $5.4 million during the first quarter of the current fiscal year compared to the same period in the prior year as the company repurchased 72,400 shares of common stock at a cost of $5.1 million, a $3.3 million increase from the prior year, and proceeds from the exercise of stock options decreased $1.5 million.

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AMWD Announces First Quarter Results

August 23, 2016

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31
	2016	2015

Net Sales	$258,150	$231,198
Cost of Sales & Distribution	198,833	181,025
Gross Profit	59,317	50,173
Sales & Marketing Expense	16,463	15,719
G&A Expense	10,932	10,731
Operating Income	31,922	23,723
Interest & Other (Income) Expense	(38)	2
Income Tax Expense	10,299	8,563
Net Income	$21,661	$15,158

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,380,983	16,421,230

Income Per Diluted Share	$1.32	$0.92

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AMWD Announces First Quarter Results

August 23, 2016

Condensed Consolidated Balance Sheet
(Unaudited)
	July 31	April 30
	2016	2016

Cash & Cash Equivalents	$162,563	$174,463
Investments - certificates of deposit	56,750	25,750
Customer Receivables	57,580	55,813
Inventories	39,954	39,319
Other Current Assets	5,726	6,864
Total Current Assets	322,573	302,209
Property, Plant & Equipment	100,354	99,332
Investments - certificates of deposit	22,250	18,250
Other Assets	45,417	46,902
Total Assets	$490,594	$466,693

Current Portion - Long-Term Debt	$1,597	$1,574
Accounts Payable & Accrued Expenses	95,182	90,739
Total Current Liabilities	96,779	92,313
Long-Term Debt	23,121	22,478
Other Liabilities	68,998	71,141
Total Liabilities	188,898	185,932
Stockholders' Equity	301,696	280,761
Total Liabilities & Stockholders' Equity	$490,594	$466,693

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	July 31
	2016	2015

Net Cash Provided by Operating Activities	$32,947	$17,655
Net Cash Used by Investing Activities	(40,571)	(15,295)
Net Cash (Used) Provided by Financing Activities	(4,276)	1,119
Net (Decrease) Increase in Cash and Cash Equivalents	(11,900)	3,479
Cash and Cash Equivalents, Beginning of Period	174,463	149,541

Cash and Cash Equivalents, End of Period	$162,563	$153,020

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